                                                                    Exhibit 99.2

Novera Software, Inc.
Financial Statements
December 31, 1998

                        Report of Independent Accountants



To the Board of Directors and Stockholders of Novera Software, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Novera Software, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PricewaterhouseCoopers LLP
Boston, Massachusetts
November 8, 1999

Novera Software, Inc.
Balance Sheets
--------------------------------------------------------------------------------

                                                                                     June 30,
                                                                                       1999              1998              1997
Assets                                                                             (Unaudited)
     Current assets:
       Cash and cash equivalents                                                  $   2,253,332     $     707,839     $   2,176,596
       Accounts receivable                                                              496,439           638,262           917,562
       Prepaid expenses and other current assets                                         86,200            14,708            75,180
                                                                                  ==============    ==============    ==============

         Total current assets                                                         2,835,971         1,360,809         3,169,338

     Fixed assets, net                                                                  212,209           178,883           187,772
     Other assets                                                                        88,434            61,318            37,500
                                                                                  --------------    --------------    --------------

                                                                                  $   3,136,614     $   1,601,010     $   3,394,610
                                                                                  --------------    --------------    --------------

Liabilities, Redeemable Convertible Preferred Stock and
   Stockholders' Deficit
     Current liabilities:
       Current portion of notes payable                                           $      63,177     $   1,566,599     $      66,336
       Accounts payable                                                                 514,488           439,354           203,922
       Accrued employee compensation and benefits                                       163,396           145,704           197,509
       Accrued expenses                                                                 103,448           104,821           111,396
       Deferred revenue                                                                 118,036           182,102           553,377
                                                                                  --------------    --------------    --------------

         Total current liabilities                                                      962,545         2,438,580         1,132,540

     Notes payable                                                                       31,587            54,490           117,930
                                                                                  --------------    --------------    --------------

         Total liabilities                                                              994,132         2,493,070         1,250,470
                                                                                  --------------    --------------    --------------

     Commitments (Note 9)
     Redeemable convertible preferred stock, $.10 par value:
       Series A preferred stock, 2,300,000 shares authorized, issued and outstanding, at issuance cost plus accumulated dividends of
         $496,674, $416,836 and $255,836 at June 30, 1999 (unaudited),
         December 31, 1998 and 1997, respectively                                     2,796,674         2,716,836         2,555,836
       Series B preferred stock, 1,641,616 shares authorized, issued and outstanding at June 30, 1999 (unaudited) and December 31, 1998,
         1,352,599 shares authorized, issued and outstanding at December 31,
         1997, at issuance cost plus accumulated dividends of $708,563,
         $547,585 and $193,885 at June 30, 1999 (unaudited), December 31, 1998
         and 1997, respectively                                                       6,388,554         6,227,576         4,873,877
       Series C preferred stock, 2,352,941 shares authorized, 1,412,943 issued and outstanding at June 30, 1999 (unaudited), none issued or outstanding at December 31, 1998 and 1997, at issuance cost plus
         accumulated dividends of $137,036 (unaudited)                                6,142,044                 -                 -
                                                                                  --------------    --------------    --------------

           Total redeemable convertible preferred stock                              15,327,272         8,944,412         7,429,713
                                                                                  --------------    --------------    --------------

     Stockholders' deficit:
       Undesignated preferred stock, $.10 par value; 705,443, 658,384 and
         947,401 shares authorized, at June 30, 1999 (unaudited), December 31,
         1998 and 1997, respectively, none issued or outstanding                              -                 -                 -
       Common stock, $.01 par value; 11,500,000, 9,000,000 and 7,500,000 shares authorized at June 30, 1999 (unaudited), December 31, 1998 and
         1997, respectively; 2,157,337, 2,130,487 and 1,965,662 shares issued and outstanding at June 30, 1999 (unaudited), December 31, 1998 and
         1997, respectively                                                              21,574            21,305            19,657
       Additional paid-in capital                                                     1,987,485            75,368            54,565
       Accumulated deficit                                                          (13,418,302)       (9,933,145)       (5,359,795)
       Deferred compensation                                                         (1,775,547)                -                 -
                                                                                  --------------    --------------    --------------

           Total stockholders' deficit                                              (13,184,790)       (9,836,472)       (5,285,573)
                                                                                  --------------    --------------    --------------

           Total liabilities, redeemable convertible preferred stock and
              stockholders' deficit                                                $  3,136,614      $  1,601,010      $  3,394,610
                                                                                  ==============    ==============    ==============


  The accompanying notes are an integral part of these financial statements.

Novera Software, Inc.
Statements of Operations
--------------------------------------------------------------------------------

                                                       Six months ended                        Year ended
                                                           June 30,                           December 31,
                                                    ----------------------              ----------------------
                                                    1999              1998              1998              1997
                                                    ----              ----              ----              ----
                                                         (unaudited)
Revenue:
     Software                                   $   491,750       $   660,582       $ 1,359,712       $   566,623
     Maintenance and services                       586,894           339,824         1,097,246           157,286
                                               -------------     -------------     -------------     -------------

                                                  1,078,644         1,000,406         2,456,958           723,909
Cost of revenue:
     Software                                        19,255             5,760            39,087            58,874
     Maintenance and services                       815,146           217,946           631,665            78,748
                                               -------------     -------------     -------------     -------------

                                                    834,401           223,706           670,752           137,622
                                               -------------     -------------     -------------     -------------

     Gross profit                                   244,243           776,700         1,786,206           586,287
                                               -------------     -------------     -------------     -------------
Costs and expenses:
     Research and development                     1,176,404         1,107,457         2,395,056         2,058,188
     General and administrative                     451,265           240,057           800,011           434,655
     Sales and marketing                          1,694,295         1,167,603         2,628,280         1,976,143
                                               -------------     -------------     -------------     -------------

                                                  3,321,964         2,515,117         5,823,347         4,468,986
                                               -------------     -------------     -------------     -------------

     Loss from operations                        (3,077,721)       (1,738,417)       (4,037,141)       (3,882,699)

Interest income                                      40,223            20,999            32,224           110,738

Interest expense                                    (28,849)           (8,192)          (44,513)           (9,437)
                                               -------------     -------------     -------------     -------------

     Net loss                                   $(3,066,347)      $(1,725,610)      $(4,049,430)      $(3,781,398)
                                               =============     =============     =============     =============


  The accompanying notes are an integral part of these financial statements.

Novera Software, Inc.
Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit
--------------------------------------------------------------------------------

                                                              Redeemable convertible                                     Additional
                                                                  preferred stock               Common stock               paid-in
                                                               Shares        Amount          Shares      Par value         capital
Balance at December 31, 1996                                 2,300,000   $  2,394,836      1,896,262   $     18,963   $     48,319
Issuance of common stock                                                                      69,400            694          6,246
Issuance of Series B redeemable
    convertible preferred stock, issuance
    costs of $9,421                                          1,352,599      4,679,992
Accrual of cumulative dividend                                                354,885
Net loss
                                                           ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1997                                 3,652,599      7,429,713      1,965,662         19,657         54,565
Issuance of common stock                                                                     164,825          1,648         20,803
Issuance of Series B redeemable
    convertible preferred stock, issuance
    of $9,220                                                  289,017        999,999
Accrual of cumulative dividend                                                514,700
Net loss
                                                           ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1998                                 3,941,616      8,944,412      2,130,487         21,305         75,368
Issuance of common stock (unaudited)                                                          26,850            269          7,442
Issuance of Series C redeemable convertible preferred
    stock, issuance costs of $40,958 (unaudited)             1,412,943      6,005,008
Accrual of cumulative dividend (unaudited)                                    377,852
Net loss (unaudited)
Deferred compensation relating to grants
    of stock options (unaudited)                                                                                         1,904,675
Amortization of deferred compensation relating
    to grants of stock options (unaudited)
                                                           ------------   ------------   ------------   ------------   ------------
Balance at June 30, 1999 (unaudited)                         5,354,559   $ 15,327,272      2,157,337   $     21,574   $  1,987,485
                                                           ------------   ------------   ------------   ------------   ------------
                                                            Accumulated         Deferred
                                                              deficit         compensation          Total
Balance at December 31, 1996                                $ (1,214,091)                       $ (1,146,809)
Issuance of common stock                                                                               6,940
Issuance of Series B redeemable
    convertible preferred stock, issuance
    costs of $9,421                                               (9,421)                             (9,421)
Accrual of cumulative dividend                                  (354,885)                           (354,885)
Net loss                                                      (3,781,398)                         (3,781,398)
                                                            -------------      -------------    -------------
Balance at December 31, 1997                                  (5,359,795)                         (5,285,573)
Issuance of common stock                                                                              22,451
Issuance of Series B redeemable
    convertible preferred stock, issuance
    of $9,220                                                     (9,220)                             (9,220)
Accrual of cumulative dividend                                  (514,700)                           (514,700)
Net loss                                                      (4,049,430)                         (4,049,430)
                                                            -------------      -------------    -------------
Balance at December 31, 1998                                  (9,933,145)                         (9,836,472)
Issuance of common stock (unaudited)                                                                   7,711
Issuance of Series C redeemable convertible preferred
    stock, issuance costs of $40,958 (unaudited)                 (40,958)                            (40,958)
Accrual of cumulative dividend (unaudited)                      (377,852)                           (377,852)
Net loss (unaudited)                                          (3,066,347)                         (3,066,347)
Deferred compensation relating to grants
    of stock options (unaudited)                                               $ (1,904,675)
Amortization of deferred compensation relating
    to grants of stock options (unaudited)                                          129,128          129,128
                                                            -------------      -------------    -------------
Balance at June 30, 1999 (unaudited)                        $(13,418,302)      $ (1,775,547)    $(13,184,790)
                                                            -------------      -------------    -------------

  The accompanying notes are an integral part of these financial statements.

Novera Software, Inc.
Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
--------------------------------------------------------------------------------

                                                                        Six months ended                       Year ended
                                                                             June 30,                         December 31,
                                                                      ----------------------             ----------------------
                                                                      1999              1998             1998              1997
                                                                      ----              ----             ----              ----
                                                                           (unaudited)
Cash flows from operating activities:
   Net loss                                                       $(3,066,347)      $(1,725,610)      $(4,049,430)      $(3,781,398)
   Adjustments to reconcile net loss to net cash used
    for operating activities:
    Depreciation and amortization                                      57,778            40,218            88,441            75,264
    Compensation expense relating to stock options                    129,128                 -                 -                 -
    Increase (decrease) resulting from changes in
     operating assets and liabilities:
       Accounts receivable                                            141,823           592,683           279,300          (917,562)
       Prepaid expenses and other current assets                      (71,492)           34,172            60,472           (42,639)
       Accounts payable                                                75,134           159,056           235,432            59,416
       Accrued employee compensation and benefits                      17,692            77,788           (51,805)          197,509
       Accrued expenses                                                (1,373)         (255,359)           (6,575)           76,382
       Deferred revenue                                               (64,066)         (491,489)         (371,275)          523,377
                                                                  ------------      ------------      ------------      ------------

         Net cash used for operating activities                    (2,781,723)       (1,568,541)       (3,815,440)       (3,809,651)
                                                                  ------------      ------------      ------------      ------------

Cash flows from investing activities:
   Purchases of fixed assets                                          (91,104)          (18,457)          (79,552)          (58,265)
   Increase in other assets                                           (27,116)          (23,818)          (23,818)                -
                                                                  ------------      ------------      ------------      ------------

         Net cash used for investing activities                      (118,220)          (42,275)         (103,370)          (58,265)
                                                                  ------------      ------------      ------------      ------------

Cash flows from financing activities:
   Proceeds from issuance of preferred stock, net
     of issue costs                                                 5,964,050                 -           990,779         4,670,571
   Proceeds from exercise of stock options                              7,711             3,890            22,451             6,940
   Proceeds from issuance of notes payable                                  -                 -         1,500,000           189,530
   Principal payments on notes payable                             (1,526,325)          (31,588)          (63,177)           (5,264)
                                                                  ------------      ------------      ------------      ------------

         Net cash provided by (used for) financing activities       4,445,436           (27,698)        2,450,053         4,861,777
                                                                  ------------      ------------      ------------      ------------

Net increase (decrease) in cash and cash equivalents                1,545,493        (1,638,514)       (1,468,757)          993,861

Cash and cash equivalents, beginning of period                        707,839         2,176,596         2,176,596         1,182,735
                                                                  ------------      ------------      ------------      ------------

Cash and cash equivalents, end of period                          $ 2,253,332       $   538,082       $   707,839       $ 2,176,596
                                                                  ------------      ------------      ------------      ------------

Supplemental disclosure of cash flow information:
   Cash paid for interest                                         $    28,849       $     8,192       $    44,512       $     9,437

  The accompanying notes are an integral part of these financial statements.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Nature of Business and Basis of Presentation

     Novera Software, Inc. (the "Company"), a Delaware Corporation, was incorporated on March 28, 1996. The Company is engaged in the development and sale of software products that integrate enterprise information with web applications. The Company's principal markets are the domestic and international business markets, and the Company operates in one business segment. Substantially all of Novera's long-lived assets were located in the United States for all periods presented.

     Through 1997, the Company devoted substantially all of its efforts to research and development, business planning and financings and was considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is no longer considered to be a development stage enterprise as planned principal operations have commenced and revenue therefrom through December 31, 1998 is significant.


2.   Summary of Significant Accounting Policies

     Revenue Recognition
     Revenue from software license fees is recognized when a contract has been executed, the product has been shipped and the collection of the related receivable is probable.

     The Company also recognizes revenue from maintenance and consulting service arrangements. Maintenance revenue, consisting of post-contract customer support, is deferred and recognized ratably over the period the services are provided, generally one year. Consulting service revenue is recognized as the services are performed.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds and U.S. Treasury bills which are subject to minimal credit and market risk. Cash equivalents are comprised of money market funds totaling $2,199,688, $634,523 and $1,954,263, at June 30, 1999 (unaudited), December 31, 1998 and 1997, respectively. All cash equivalents have been classified as available-for-sale and are reported at amortized cost which approximates fair value. Since inception, there have been no realized gains or losses on the sale of available-for-sale securities.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Concentration of Credit Risk and Significant Customers
     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company closely monitors these accounts receivable and, to date, has not experienced any credit losses. A certain customer accounted for 51% and 82% of the accounts receivable balance at December 31, 1998 and 1997, respectively. This balance was collected in full subsequent to year-end.

     For the years ended December 31, 1998 and 1997, certain customers accounted for more than 10% of the Company's revenue. Individual customers accounted for 25%, 18%, 14% and 13% and 12% of revenue in 1998, and 35%, 28% and 12%
     of revenue in 1997.

     Fixed Assets
     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repair costs are expensed as incurred.

     Research and Development and Capitalized Software Development Costs
     The Company incurs costs to develop computer software to be sold, licensed or otherwise marketed to customers. Costs incurred in the research and development of new software products and enhancements to existing products are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release of the product to the public, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. Software development costs eligible for capitalization have not been significant to date.

     Accounting for Stock-Based Compensation
     The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8).

     Fair Value of Financial Instruments
     The Company's financial instruments consist of cash and cash equivalents, notes payable, accounts payable and accrued expenses. The fair values of these financial instruments approximate their carrying value at December 31, 1998 and 1997.

     Advertising Costs
     Advertising costs are charged to operations as incurred. Advertising costs were approximately $18,817 and $40,816 in the years ended December 31, 1998 and 1997, respectively.

     Unaudited Interim Financial Data
     The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited. Management believes the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in such periods. Results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Recently Issued Accounting Pronouncements
     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for fiscal quarters of fiscal years beginning after June 15, 2000. Novera does not expect SFAS No. 133 to have a material effect on its financial positions or results of operations.


3.   Fixed Assets

     Fixed assets consist of the following:

                                      Estimated
                                     useful life         December 31,
                                       (years)        1998          1997

     Computer equipment and software      3      $  272,850    $  193,297
     Office equipment                     5          32,067        32,067
     Furniture and fixtures               7          49,582        49,583
                                                 ----------    ----------

                                                    354,499       274,947

     Less-accumulated depreciation                  175,616        87,175
                                                 ----------    ----------

                                                 $  178,883    $  187,772
                                                 ==========    ==========

     Depreciation expense for the years ended December 31, 1998 and 1997 was $88,441 and $75,264, respectively.


4.   Notes Payable

     In May 1997, the Company entered into an equipment line of credit with a bank. The line of credit provided for borrowings of up to $300,000 at the bank's prime rate (7.75% at December 31, 1998) plus 1.0% through November 1997 (the "Draw Period"). During the Draw Period, accrued interest on outstanding borrowings was payable monthly in arrears. In December 1997, all outstanding borrowings under the line of credit converted into a term note payable in 36 equal monthly installments of interest and principal.

     In October 1998, the Company entered into a credit agreement, which provides for borrowings of up to $1,500,000 for working capital purposes. The borrowings bear interest at bank's prime rate (7.75% at December 31, 1998) plus 1% and are secured by substantially all of the Company's assets. At December 31, 1998, outstanding borrowings under this agreement were $1,500,000 and were due at the earlier of the issuance of the Company's equity resulting in the receipt of at least $5,000,000 or February 28, 1999. In March of 1999, the maturity date for these borrowings was extended to March 12, 1999 and were subsequently repaid.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     All borrowings are subject to certain minimum working capital requirements, financial covenants and other non-financial covenants, including restrictions on the Company's ability to pay dividends.

     Annual principal maturities are as follows:

     1999                                           $   1,566,599
     2000                                                  54,490
                                                    -------------

                                                    $   1,621,089
                                                    =============

5.   Preferred Stock

     Series A and B stockholders have the following rights and privileges:

     Conversion Rights
     The Series A Preferred Stock and Series B Preferred Stock is convertible, at the option of the holder, into common stock of the Company based upon a formula which currently would result in a 1-for-1 exchange. The Series A Preferred Stock and Series B Preferred Stock will automatically convert into common stock upon the closing of an initial public offering for which proceeds equal or exceed $15,000,000 at a price per share equal to or greater than $5.00 per share.

     Dividend Rights
     The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors, at the same rate as dividends are paid with respect to common stock (determined by the number of common shares into which the preferred shares are convertible).

     Voting Rights
     Holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to one vote for each share of common stock into which the respective share of Series A Preferred Stock and Series B Preferred Stock is then convertible.

     Liquidation Rights
     In the event of any liquidation, dissolution, merger, sale or winding up of the Company, the holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive prior to, and in preference to the holders of common stock, $1.00 per share and $3.46 per share, respectively. After such payments have been made, subject to the limits outlined in the following sentence, the remaining assets shall be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock and common stock ratably in proportion to the number of shares of common stock held by them with each holder of preferred stock being treated as holding the number of shares of common stock into which such holder could have converted. In the event of a liquidation, dissolution, merger, sale or winding up of the Company, no payment shall be made in respect of Series A Preferred Stock and Series B Preferred Stock in excess of $5.00 per share and $7.00 per share, respectively.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Redemption Rights
     At the written request of any holder of Series A Preferred Stock and Series B Preferred Stock (the "Requesting Stockholder") at any time on or after May 28, 2002 and May 26, 2003, respectively, the Company shall redeem all the outstanding shares of the Requesting Stockholder in three equal annual installments. The first installment of such redemption shall occur on a date specified by the Requesting Stockholder not to be earlier than 60 days following the date of the permitted election (the "First Redemption Date"). The second and third installments of such redemption shall occur on the first and second anniversary of the First Redemption Date, respectively. The Series A Preferred Stock and Series B Preferred Stock is redeemable at a price equal to $1.00 per share and $3.46 per share, respectively, plus an amount equal to all unpaid cumulative accruing dividends (the "Accruing Dividends"), whether or not declared, plus any declared but unpaid dividends. The Accruing Dividends accrue on a daily basis from the date of issuance of the Series A Preferred Stock and Series B Preferred Stock at an annual rate of $.07 per share and $.24 per share, respectively. If the Company fails to redeem any of the preferred shares of the Requesting Stockholder in accordance with these redemption rights, the Accruing Dividends shall immediately begin accruing at an increased annual rate of $.15 per share and $.48 per share for the Series A Preferred Stock and Series B Preferred Stock, respectively, and shall become payable quarterly. Cumulative and unpaid dividends on Series A Preferred Stock and Series B Preferred Stock of $416,836 and $547,585, respectively, have been charged to accumulated deficit and are included in the carrying value of the Series A Preferred Stock and Series B Preferred Stock at December 31, 1998.

     Right of First Refusal
     The holders of Series A Preferred Stock and Series B Preferred Stock have the right of first refusal on all future issuances by the Company of any of its equity securities. If the holders of Series A Preferred Stock and Series B Preferred Stock elect not to participate in future issuances of equity securities, then the shares held by them will convert automatically into a new series of preferred stock with the same rights as the Series A Preferred Stock and Series B Preferred Stock, respectively, except that the conversion price for such new series of preferred stock will be permanently fixed at the conversion price for the Series A Preferred Stock and Series B Preferred Stock in effect prior to the equity issuance. In addition, the holders of Series A Preferred Stock and Series B Preferred Stock who elect not to purchase their pro rata share in any future issuance of equity securities will forfeit their right of first refusal with respect to all future financings.

     Undesignated Preferred Stock
     In connection with the issuance of the Series A Preferred Stock, the Company authorized the issuance of up to 4,600,000 shares of undesignated preferred stock of which 2,300,000 shares and 1,641,616 shares were subsequently designated as Series A Preferred Stock and Series B Preferred Stock, respectively. Issuances of the remaining undesignated preferred stock may be made at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time which may be more expansive than the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock and the common stock.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Newly Authorized Capital Stock
     In March 1999, the Company approved an increase in the number of authorized shares of its common stock and preferred stock to 11,500,000 and 7,000,000, respectively. In connection with this approval, the authorized shares of preferred stock are designated as follows:

     Series A preferred stock                            2,300,000
     Series B preferred stock                            1,641,616
     Series C preferred stock                            2,352,941
     Undersignated convertible preferred stock             705,443
                                                       -----------

                                                         7,000,000
                                                       -----------

     Issuance of Series C Preferred Stock
     On March 5, 1999, the Company sold 1,412,943 shares of its Series C Preferred Stock for cash proceeds totaling approximately $6,005,008. The rights and preferences of the Series C Preferred Stock are substantially the same as those of the Series A and Series B Preferred Stock as outlined above, except for the liquidation preference and conversion price per share. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series C Preferred Stock shall be entitled to an amount equal to $4.25 per share.

     As a result of the issuance of the Series C Preferred Stock, certain terms of the Series A and Series B Preferred Stock were changed to conform with the terms of the new class of preferred stock. Specifically, the mandatory redemption dates for the Preferred Stock was changed to March 5, 2000, March 5, 2005 and March 5, 2006 liquidation preference for the Series B Preferred Stock was limited to $5.00 per share, and the provisions set forth under the caption "Right of First Refusal" above, under which holders of Series A or Series B Preferred Stock lost rights for failure to exercise certain rights of first refusal, were eliminated.


6.   Common Stock

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, when and if declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

     At December 31, 1998, the Company has 5,919,391 shares of its common stock reserved for issuance upon conversion of the preferred stock and exercise of options. In connection with the issuance of Series C Preferred Stock, the Company increased the number of shares of common stock reserved for issuance upon conversion of convertible preferred stock to 7,332,334.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     Stock Restriction Agreements
     At December 31, 1998, 1,736,262 of the Company's outstanding shares of common stock are subject to stock restriction agreements. Under these agreements, the Company has the option to repurchase, at a price of $.01 per share, any or all unvested shares of common stock held by any of the Company's founders in the event the founder ceases to be employed by the Company for any reason, with or without cause. The number of shares to be repurchased by the Company will be reduced over a period of 4 to 5 years, depending on the specific vesting schedule included in each founder's stock restriction agreement. The stock restriction agreements expire upon the earlier of the closing of an underwritten initial public offering with gross proceeds of at least $15 million, or on May 29, 2006. At December 31, 1998, 551,728 of such shares are unvested.


7.   1996 Stock Option Plan

     In August 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive and nonqualified stock options to employees, consultants and directors of the Company. The total number of shares of common stock that may be issued pursuant to the exercise of options granted under the Plan is 2,212,000. The Board of Directors is responsible for administration of the Plan and, accordingly, determines the term of each option, exercise dates, the option exercise price at the date of grant and whether restrictions will be imposed on the shares subject to options.

     Incentive stock options may be granted at an exercise price per share of not less than the fair market value per common share on the date of grant. For holders of more than 10% of the Company's voting stock, incentive stock options ("ISOs") may not be granted for less than 110% of the fair value and for a term not to exceed five years. The term of the options are set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years.

     For the year ended December 31, 1998 and December 31, 1997, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for these awards been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss would not have differed materially from the amount reported for both periods. However, because options vest over several years and because additional option grants are expected to be made in future years, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants made in 1998 and 1997: no dividend yield for either period; risk-free interest rates of 4.36% to 5.66% and 5.71% to 6.70% for options granted during the year ended December 31, 1998 and December 31, 1997, respectively; no volatility and an expected option term of five years for both periods.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

     A summary of the status of the Company's option plan during years ended December 31, 1998 and 1997 is presented below:

                                                            Year ended                           Year ended
                                                         December 31, 1998                   December 31, 1997
                                                                       Weighted                            Weighted
                                                                        average                             average
                                                                       exercise                            exercise
                                                         Shares          price               Shares          price
Outstanding at beginning of period                        694,850      $   .14                557,500      $   .10
     Granted                                            1,011,500          .40                253,000          .20
     Exercised                                           (164,825)         .12                (69,400)         .10
     Cancelled                                           (140,950)         .19                (46,250)         .10
                                                     -------------                        ------------
Outstanding at period end                               1,400,575          .32                694,850          .14
                                                     -------------                        ------------
Options exercisable at period end                         249,215                              93,870
                                                     -------------                        ------------
Weighted average fair value of options
     granted during the period                       $        .09                         $       .05
                                                     -------------                        ------------

Options exercisable at December 31, 1998 have an exercise price of $.10 and $.35.

The following table summarizes information about employee stock options outstanding at December 31, 1998:

                                        Options outstanding
                                                          Weighted
                                                           average
                                                          remaining
                                    Number               contractual
Exercise price                   outstanding                life

  $ .10                            348,950                  7.8
    .35                             84,625                  8.6
    .40                            967,000                  9.4

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   Income Taxes

     The Company's deferred tax assets consist of the following:

                                                                  December 31,
                                                            1998               1997
Net operating loss carryforwards                        $ 3,397,000        $ 1,992,000
Research and development tax credit carryforwards           348,000             96,000
Other temporary differences                                  61,000             17,000
                                                        ------------       ------------
Total deferred tax assets                                 3,806,000          2,105,000

Deferred tax asset valuation allowance                   (3,806,000)        (2,105,000)
                                                        ------------       ------------
                                                        $         -        $         -
                                                        ------------       ------------

The Company has provided a full valuation allowance for the deferred tax assets as the realization of these future benefits is not sufficiently assured as of December 31, 1998. If the Company achieves profitability, the deferred tax assets will be available to offset future income tax liabilities.

At December 31, 1998, the Company has federal net operating loss carryforwards and research and development tax credit carryforwards available to reduce future taxable income and income tax liabilities, respectively, which expire as follows:

                                Net                 Research and
                             operating              development
                               loss                 tax credit
Year of                   carryforwards            carryforwards
expiration

2011                      $    940,800             $      5,600
2012                         3,858,500                   90,400
2018                         3,540,500                  116,500
                          -------------            -------------

                          $  8,339,800             $    212,500
                          -------------            -------------

As a result of the Tax Reform Act of 1986, if certain substantial changes in the Company's ownership should occur, there may be a limitation on the amount of net operating losses and research and development tax credit carryforwards which could be utilized annually to offset future taxable income or tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

Novera Software, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

9.   Commitments

     The Company leases its facilities and certain computer equipment under noncancelable operating leases. Future minimum commitments under the noncancelable operating leases at December 31, 1998 are $314,924 and pertain exclusively to 1999.

     Rental expense under operating leases was $255,565 and $187,000 for the years ended December 31, 1998 and 1997, respectively.


10.  Employee Benefit Plan

     The Company sponsors a 401(k) retirement savings plan. Participation in the plan is available to full-time employees who meet eligibility requirements. Company contributions to the plan may be made at the discretion of the Board of Directors. Through December 31, 1998, the Company made no contributions.

11.  Deferred Compensation (unaudited)

     In the six months ended June 30, 1999, Novera granted stock options to purchase 680,500 shares of its common stock with an exercise price of $.40 and $.50 per share. Novera recorded deferred compensation relating to these options totaling $1,904,675 representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation expense options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

12.  Subsequent Events

     Preferred Stock
     On July 14, 1999, the Company sold 1,170,586 shares of Series C preferred stock for cash proceeds totaling $4,974,991. In connection with this sale, Novera increased the number of authorized Series C preferred stock to 2,785,000 and increased the total number of shares issuable pursuant to 1996 stock option plan, to 2,500,000.

     Acquisition
     On September 30, 1999, Novera was acquired by TSI International Software Ltd. (TSI) by an exchange of all of Novera's outstanding capital stock for 2,159,058 shares of TSI's common stock.